Exhibit 99.1


FOR IMMEDIATE RELEASE


Intelli-Check Contact: Frank Mandelbaum, 516-992-1900
Investor Contact: Anthony Loumidis, Alexandros Partners, 781-622-1117 Media Contact: Caroline Grossman, 781-771-5579

            Intelli-Check Names John E. Maxwell to Board of Directors

WOODBURY, N.Y. (September 6, 2005) - Intelli-Check, Inc. (AMEX:IDN), a leader in advanced identification-document-verification systems, announced today that it has named John E. (Jay) Maxwell to its board of directors, effective immediately for a term that ends at the annual meeting of shareholder's in 2007. Mr. Maxwell fills a vacant seat on the board of directors. Mr. Maxwell served as the senior vice president, information technology and chief information officer of the American Association of Motor Vehicle Administrators (AAMVA) from June 2002, until his recent retirement.

In his role at AAMVA, Mr. Maxwell was responsible for all information technology initiatives, including nationwide, mission-critical IT services used by the AAMVA membership, development of its driver license and ID card specifications, and educating members of Congress, state legislators, governors and their respective staffs on IT issues of importance to its members and in the interest of homeland security. From 1989 to 2002, he held various positions at AAMVAnet, Inc., an AAMVA subsidiary, most recently as president and chief operating officer. Prior to that, he served as team manager, senior systems analyst, programmer, US Department of Transportation.

"We are pleased to have someone of Jay's skills, experience, and background join our board of directors," said Frank Mandelbaum, chairman and chief executive officer. "Jay knows the benefits of the use of our technology firsthand from his work at AAMVA and with its member states' motor vehicle administrations, and brings to the company the critical perspective of someone who has worked for years on developing and implementing tools to ensure the integrity of the state driver license - the de facto ID card in the United States. We believe that his knowledge and skill base in this sector will contribute significantly to our board."

About Intelli-Check, Inc.
Intelli-Check, Inc. is the acknowledged leader in technology that assures the authenticity of driver licenses, state issued non-driver and military identification cards used as proof of identity. Our patented ID-CHECK technology instantly reads, analyzes, and verifies the encoded data in magnetic stripes and barcodes on government-issue IDs from approximately 60 jurisdictions in the U.S. and Canada to determine if the content and format is valid. Applications include:

      o security and access control to protect airports, government and commercial buildings, military installations and other critical sites as well as for first responder initiatives

      o identity theft, commercial and government fraud prevention to help stem the billions of dollars each year in losses from credit card, check-cashing, bank, insurance, healthcare, pharmacy and other economic frauds

      o age verification to protect bars and other retail establishments from the potential fines and penalties associated with selling age-restricted products to under-age purchasers

      o productivity enhancement to eliminate inefficiencies and inaccuracies associated with manual data entry
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The company has been the national testing laboratory for the American
Association of Motor Vehicle Administrators (AAMVA) since 1999 and has access to all the currently encoded driver license formats. For more information, please visit www.intellicheck.com.

Intelli-Check Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as "will," "believe," "expect", "encouraged" and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identify forward-looking statements. Our actual results may differ materially from the information presented here. There is no assurance that the use of ID-CHECK technology by our potential customers and partners, or government efforts to enhance security or curtail the sale of age-restricted products to underage buyers will lead to additional sales of ID-CHECK technology. Additional information concerning forward looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.

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